Exhibit 99.1

Sono-Tek Announces Third Quarter Results

(January 15, 2014 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $2,650,000 for the three months ended November 30, 2013, compared to sales of $2,202,000 for the prior year period, an increase of $448,000 or 20%. Once again, this quarter has also shown growth over the preceding quarter’s sales, continuing a trend that began in the first quarter of this fiscal year. Markets that experienced sales increases over the prior year were in the float glass industry, the food industry, and the semiconductor industry. In the medical device area, the Company saw a decrease in stent coating, but the Company’s new balloon catheter coating area has grown as some customers are moving into this more advanced cardiac treatment approach. The clean energy (solar and fuel cells) market is slower than last year as previously predicted, but the Company is optimistic for it to slowly recover over the next few years as production costs in this market decrease. China, in particular, has large plans for implementing solar energy as part of its campaign to reduce pollution which may bode well for the Company’s sales to the solar and fuel cell markets. Geographically, US sales are consistent with last year, Latin America is up, and China has shown a significant recovery. Sales to India and Russia have also been on the rise this year, while Europe is slightly slower at this point in its recovery.

The Company reported income before taxes of $265,000 for the three months ended November 30, 2013, compared to $39,000 for the prior year period, an increase of $226,000. For the nine month period ended November 30, 2013, the Company reported income before taxes of $531,000 compared to $70,000 for the prior year period, an increase of $461,000.

The Company reported net income of $171,000 for the three months ended November 30, 2013, compared to $25,000 for the prior year period, an increase of $146,000. For the nine month period ended November 30, 2013, the Company reported net income of $350,000 compared to $96,000 for the prior year period, an increase of $254,000.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “This year has turned out to be an excellent one for us, with continuing quarterly sales increases coupled with growth over last year’s sales. Our increase in income before taxes has also been gratifying, with over seven times the income of last year’s nine month cumulative figure. At our Annual Shareholders Meeting in August 2013, we announced current year targets of double digit sales growth versus last year, combined with net income in the $500,000 - $1,000,000 range. It is our expectation that we will hit these targets based on our results for the nine months ended November 30, 2013. We will continue to focus our efforts on active market segments and geographies in our portfolio of applications, as mentioned above in our sales results to date. It has been gratifying to see that our focus last year and this year on targeted market segments is paying off in terms of sales and income growth. We believe the increasing sales trend will continue into the new fiscal year as well.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations: general economic and business conditions; continuing trend of increasing sales and income; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents, continued acceptance of our advanced medical device platform; continued penetration into the food coating market; an improvement in the clean energy market; implementation of China’s solar energy campaign and the ability to achieve increased sales volume and net income at projected levels. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Q’s containing additional important information.

Sono-Tek Corporation

Selected Financial Data

Unaudited

	Nine Months Ended November 30,		Three Months Ended November 30,
	2013	2012	2013	2012

Net Sales	$7,561,998	$7,433,215	$2,650,225	$2,202,406

Gross Profit	$3,598,817	$3,596,704	$1,215,170	$1,081,634

Income Before Taxes	$530,945	$70,059	$264,672	$38,870

Net Income	$350,424	$96,101	$171,247	$25,265

Basic Earnings Per Share	$0.02	$0.01	$0.01	$0.00

Diluted Earnings Per Share	$0.02	$0.01	$0.01	$0.00

Weighted Average Shares - Basic	14,504,836	14,478,044	14,508,507	14,500,592

Weighted Average Shares - Diluted	14,710,838	14,581,386	14,775,422	14,576,211